CONFIDENTIAL & PROPRIETARY

This limited partnership is a limited partner of certain entities that earn “carried interest”
on profits from various Credit funds.

APOLLO CIP PARTNER POOL, L.P.

Amended and Restated

Agreement of Exempted Limited Partnership

Dated as of December 18, 2014

TABLE OF CONTENTS

Page

ARTICLE 1DEFINITIONS    1
Section 1.1Definitions; Interpretation    1
ARTICLE 2FORMATION AND ORGANIZATION    8
Section 2.1Continuation    8
Section 2.2Name    8
Section 2.3Organizational Certificates and Other Filings    9
Section 2.4Offices    9
Section 2.5Term of Partnership    9
Section 2.6Purpose of the Partnership    10
Section 2.7Actions by Partnership    10
Section 2.8Admission of Limited Partners    10
Section 2.9Withdrawal of Initial Limited Partner    10
ARTICLE 3CAPITAL    11
Section 3.1Contributions to Capital    11
Section 3.2Rights of Partners in Capital    12
Section 3.3Capital Accounts    12
Section 3.4Allocation of Profit and Loss    13
Section 3.5Tax Allocations    15
Section 3.6Tax Treatment of Points    15

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Section 3.7FATCA    16
Section 3.8Reserves; Adjustments for Certain Future Events    17
Section 3.9Finality and Binding Effect of General Partner’s Determinations    18
ARTICLE 4DISTRIBUTIONS    18
Section 4.1Distributions    18
Section 4.2Withholding of Certain Amounts    20
Section 4.3Limitation on Distributions    20
Section 4.4Distributions in Excess of Basis    21
ARTICLE 5MANAGEMENT    21
Section 5.1Rights and Powers of the General Partner    21
Section 5.2Delegation of Duties    22
Section 5.3Transactions with Affiliates    22
Section 5.4Expenses    23
Section 5.5Rights of Limited Partners    23
Section 5.6Other Activities of General Partner    23
Section 5.7Duty of Care; Indemnification    23
ARTICLE 6ADMISSIONS, TRANSFERS AND WITHDRAWALS    25
Section 6.1Admission of Additional Limited Partners; Effect on Points    25
Section 6.2Admission of Additional General Partner    26
Section 6.3Transfer of Interests of Limited Partners    26
Section 6.4Withdrawal of Partners    27

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Section 6.5Pledges    28
ARTICLE 7ALLOCATION OF POINTS; ADJUSTMENTS OF POINTS AND RETIREMENT OF PARTNERS    28
Section 7.1Allocation of Points    28
Section 7.2Retirement of Partner    30
Section 7.3Effect of Retirement on Points    31
ARTICLE 8DISSOLUTION AND LIQUIDATION    31
Section 8.1Dissolution and Liquidation of Partnership    31
ARTICLE 9GENERAL PROVISIONS    32
Section 9.1Consistent Economic Treatment    32
Section 9.2Amendment of Partnership Agreement and Co-Investors (A) Partnership Agreements    32
Section 9.3Special Power-of-Attorney    34
Section 9.4Notices    35
Section 9.5Agreement Binding Upon Successors and Assigns    35
Section 9.6Merger, Consolidation, etc.    35
Section 9.7Governing Law; Dispute Resolution    36
Section 9.8Termination of Right of Action    37
Section 9.9Not for Benefit of Creditors    37
Section 9.10Reports    37
Section 9.11Filings    38
Section 9.12Counterparts    38

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Schedule I     Initial List of Fund General Partners

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APOLLO CIP PARTNER POOL, L.P.

AMENDED AND RESTATED
AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP

AMENDED AND RESTATED AGREEMENT OF EXEMPTED LIMITED PARTNERSHIP of APOLLO CIP PARTNER POOL, L.P., a Cayman Islands exempted limited partnership (the “Partnership”), dated as of December __, 2014, by and among Apollo CIP GenPar, Ltd., a Cayman Islands exempted company, as the sole general partner (in such capacity, the “General Partner”), the Initial Limited Partner (as defined below), and the other Persons (as defined below) whose names are recorded from time to time as limited partners of the Partnership in the Register of Partners (as defined below).
R E C I T A L S :

A.    The Partnership was registered by the General Partner as an exempted limited partnership in the Cayman Islands pursuant to the Partnership Law on October 30, 2014, by the filing of a Section 9 Statement (as defined below) with the Registrar (as defined below) pursuant to the Partnership Law (as defined below), and since its formation has been governed by the Original Agreement (as defined below).
B.    The General Partner and the Initial Limited Partner entered into an Initial Exempted Limited Partnership Agreement of the Partnership, dated October 29, 2014 (the “Original Agreement”).
C.    The parties hereto desire to amend and restate the Original Agreement in its entirety to: (i) reflect the admission to the Partnership of those Persons (as defined below) who are listed on the Register of Partners as limited partners of the Partnership; (ii) effect the withdrawal of the Initial Limited Partner; and (iii) reflect the modifications set forth herein.
NOW, THEREFORE, the parties hereby agree to amend and restate the Original Agreement in its entirety to read as follows:

Article 1
DEFINITIONS
Section 1.1    Definitions; Interpretation
(a)    Capitalized terms used but not otherwise defined herein have the following meanings:
“Affiliate” means with respect to any Person any other Person directly or indirectly controlling, controlled by or under common control with such Person. Except as the context otherwise requires, the term “Affiliate” in relation to AGM includes each collective investment fund and other client account sponsored or managed by AGM or its affiliated asset management entities, but, in each case, does not include Portfolio Companies (except with respect to Bad Acts).
“AGM” means Apollo Global Management, LLC, a Delaware limited liability company.
“Agreement” means this Amended and Restated Agreement of Exempted Limited Partnership, as amended or supplemented from time to time.
“APH” means, as the context requires, any or all of (i) APH Holdings (DC), L.P., (ii) APH Holdings (FC), L.P., and/or (iii) APH Holdings, L.P., each a Cayman Islands exempted limited partnership.
“Award Letter” means, with respect to any Limited Partner, the letter agreement between the Partnership and such Limited Partner setting forth (i) such Limited Partner’s Points, (ii) the formula applied to calculate the Holdback Amount with respect to such Limited Partner, (iii) any restrictive covenants with respect to such Limited Partner, (iv) the definition of “Bad Act,” (v) the definition of “Designated Act,” and (vi) any other terms applicable to such Limited Partner.
“Bad Act” has the meaning ascribed to that term in a Limited Partner’s Award Letter.
“Book-Tax Difference” means the difference between the Carrying Value of a Partnership asset and its adjusted tax basis for United States federal income tax purposes, as determined at the time of any of the events described in the definition of Carrying Value, which for purposes of this Agreement shall include any accrued income in respect of securities contributed to or held (directly or indirectly) by the Partnership as of the date of any such event. The General Partner shall maintain an account in the name of each Limited Partner that reflects such Limited Partner’s share of any Book-Tax Difference.
“Capital Account” means with respect to each Partner the capital account established and maintained on behalf of such Partner as described in Section 3.3.
“Carried Interest Revenues” means any carried interest, incentive allocations, performance allocations or similar performance-based compensation earned by the Fund General Partners from the applicable Funds.
“Carrying Value” means, with respect to any Partnership asset, the asset’s adjusted basis for United States federal income tax purposes, except that the Carrying Values of all Partnership assets shall be adjusted to equal their respective fair market values (as determined by the General Partner), in accordance with the rules set forth in Treasury Regulations section 1.704-1(b)(2)(iv)(f), except as otherwise provided herein, immediately prior to: (i) the date of the acquisition of any interests in the Partnership by any new Partner or of any additional interests by any existing Partner in exchange for more than a de minimis capital contribution; (ii) the date of the distribution of more than a de minimis amount of any Partnership asset to a Partner, including cash as consideration for an interest in the Partnership; (iii) the date of the grant of more than a de minimis profits interest in the Partnership as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner, or by a new Partner acting in his capacity as a Partner or in anticipation of becoming a Partner; or (iv) the liquidation of the Partnership within the meaning of Treasury Regulations section 1.704-l(b)(2)(ii)(g); provided, that any adjustment pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners. The Carrying Value of any Partnership asset distributed to any Partner shall be adjusted immediately prior to such distribution to equal its fair market value (as determined by the General Partner). The Carrying Value of any asset contributed by a Partner to the Partnership shall be the fair market value (as determined by the General Partner) of the asset at the date of its contribution.
“Catch Up Amount” means the product derived by multiplying (i) the amount of any Book-Tax Difference arising on the admission to the Partnership of a Newly-Admitted Limited Partner or a reallocation of Points described in Section 4.1(f)(ii) by (ii) the percentage derived by dividing the number of Points issued to the Newly-Admitted Limited Partner or reallocated to the applicable Limited Partner as described in Section 4.1(f)(ii), by the aggregate number of Points on the date the Newly-Admitted Limited Partner is admitted to the Partnership or the date of the applicable reallocation of Points pursuant to this Agreement. The General Partner shall maintain an account in the name of each Newly-Admitted Limited Partner (and any Limited Partner receiving a reallocation of Points in respect of which Section 4.1(f)(ii) applies) that reflects such Limited Partner’s Catch Up Amount, which shall be adjusted as necessary to reflect any subsequent reduction in such Book-Tax Difference corresponding to any subsequent negative adjustments to the Carrying Value of the Partnership’s assets that relate to such Book-Tax Difference, and which may be further adjusted to the extent the General Partner determines in its sole discretion is necessary to cause the Catch Up Amount to be equal to the amount necessary to provide such Limited Partner with a requisite share of Partnership capital based on such Limited Partner’s Points in accordance with the terms of this Agreement and such Limited Partner’s Award Letter.
“Clawback Payment” means any payment required to be made by the Partnership to any Fund General Partner in respect of any “general partner giveback” or similar obligation of such Fund General Partner pursuant to the Fund LP Agreement of the applicable Fund, but shall not include any Partner Giveback Payment.
“Code” means the United States Internal Revenue Code of 1986, as amended and as hereafter amended, or any successor law.

“Co-Investors (A) Entity” means an investment vehicle formed by AGM or any of its Affiliates to facilitate the investment in any Fund by employees of AGM or its Affiliates and their Related Parties.
“Co-Investors (A) Partnership Agreement” means the limited partnership agreement of any of Co-Investors (A) Entity, as in effect from time to time.
“Covered Person” has the meaning set forth in Section 5.7(a).
“Credit Business” has the meaning ascribed to that term in a Limited Partner’s Award Letter.
“Designated Act” has the meaning ascribed to that term in a Limited Partner’s Award Letter.
“Disability” has the meaning ascribed to that term in the Apollo Global Management LLC 2007 Omnibus Equity Incentive Plan.
“FATCA” means: (i) Sections 1471 to 1474 of the Code, and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes; (ii) any intergovernmental agreement, treaty, regulation, guidance or any other agreement between the Cayman Islands (or any Cayman Islands Governmental Authority) and the U.S., the U.K. or any other jurisdiction (including any Government Authorities in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations or guidance described in clause (i); and (iii) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding clauses.
“Final Adjudication” has the meaning set forth in Section 5.7(a).
“Fiscal Year” means, with respect to a year, the period commencing on January 1 of such year and ending on December 31 of such year (or on the date of a final distribution pursuant to Section 8.1(a)), unless the General Partner shall elect another fiscal year for the Partnership which is a permissible taxable year under the Code.
“Founding Partners” means Leon Black, Joshua Harris and Marc Rowan.
“Fund” means any pooled investment vehicle or managed account advised or managed by Affiliates of the General Partner in the AGM credit business and each “Parallel Fund” of such Fund within the meaning of the Fund LP Agreement of such Fund. Such term also includes each alternative investment vehicle created by a Fund and/or any such Parallel Fund, to the extent the context so requires.
“Fund General Partner” means the Affiliate of AGM that acts in the capacity of the general partner, managing member, manager or similar Person of any Fund pursuant to the Fund LP Agreement of such Fund.

“Fund GP Agreement” means the constituent agreement, certificate or other document governing a Fund General Partner, as in effect from time to time.
“Fund LP Agreement” means the limited partnership agreement of any Fund, as in effect from time to time, and, to the extent the context so requires, the corresponding constituent agreement, certificate or other document governing each such Fund.
“General Partner” has the meaning set forth in the preamble and includes any successor to the business of the General Partner in its capacity as general partner of the Partnership.
“Giveback/Clawback Share” means, as of the time of determination, with respect to any Limited Partner and any Partner Giveback Payment or Clawback Payment, as the case may be, a percentage of such Partner Giveback Payment or Clawback Payment, as the case may be, equal to the quotient (expressed as a percentage) of (a) the cumulative amount of Operating Profit attributable to the Fund in respect of which the Partner Giveback Payment or Clawback Payment is required to be made that has been distributed to such Limited Partner, divided by (b) the cumulative amount so distributed to all Limited Partners with respect to such Operating Profit attributable to such Fund.
“Governmental Authority” means: (i) any government or political subdivision thereof, whether non‑U.S. or U.S., national, state, county, municipal or regional; (ii) any agency or instrumentality of any such government, political subdivision or other government entity (including any central bank or comparable agency); and (iii) any court.
“Holdback Amount” has the meaning ascribed to that term in a Limited Partner’s Award Letter.
“Home Address” has the meaning set forth in Section 9.4.
“Initial Limited Partner” means Joseph D. Glatt, solely in his capacity as the Initial Limited Partner.
“Intermediate Pooling Vehicles” means Apollo CIP Hedge Funds, L.P., Apollo CIP Structured Credit, L.P., Apollo CIP European SMAs & CLOs, L.P., Apollo CIP Global SMAs, L.P. and Apollo CIP US SMAs, L.P., each a Cayman Islands exempted limited partnership.
“JAMS” has the meaning set forth in Section 9.7(b).
“Limited Partner” means any Person admitted as a limited partner to the Partnership in accordance with this Agreement, including any Retired Partner, until such Person withdraws entirely as a limited partner of the Partnership, in his or her capacity as a limited partner of the Partnership. All references herein to a Limited Partner shall be construed as referring collectively to such Limited Partner and to each Related Party of such Limited Partner (and to each Person of which such Limited Partner is a Related Party) that also is or that previously was a Limited Partner, except to the extent that the General Partner determines that the context does not require such interpretation as between such Limited Partner and his Related Parties. For purposes of the

Partnership Law, all Limited Partners shall be considered a single class or group and only those Partners who are recorded from time to time on the Register of Partners shall be deemed to be a Limited Partner of the Partnership.
“Losses” has the meaning set forth in Section 5.7(a).
“Newly-Admitted Limited Partner” has the meaning set forth in Section 4.1(f)(i).
“Operating Loss” means, with respect to any Fiscal Year, any net loss of the Partnership. To the extent derived from any Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for U.S. federal income tax purposes. Operating Loss shall not include any loss attributable to a Book-Tax Difference.
“Operating Profit” means, with respect to any Fiscal Year, any net income of the Partnership. To the extent derived from any Fund, any items of income, gain, loss, deduction and credit shall be determined in accordance with the same accounting policies, principles and procedures applicable to the determination by the relevant Fund, and any items not derived from a Fund shall be determined in accordance with the accounting policies, principles and procedures used by the Partnership for U.S. federal income tax purposes. Operating Profit shall not include any income or gain attributable to a Book-Tax Difference.
“Original Agreement” has the meaning set forth in Recital B.
“Other Agreements” has the meaning set forth in Section 9.2(b).
“Partner” means the General Partner or any of the Limited Partners, and “Partners” means the General Partner and all of the Limited Partners.
“Partner Giveback Payment” means any payment required to be made by the Partnership to any Fund General Partner in respect of any “partner giveback” or similar obligation of such Fund General Partner pursuant to the Fund LP Agreement of the applicable Fund, but shall not include any Clawback Payment.
“Partnership” has the meaning set forth in the preamble.
“Partnership Law” means the Cayman Islands Exempted Limited Partnership Law (as amended), as amended from time to time and any successor law thereto or re-enactment thereof.
“Person” means any individual, partnership (whether or not having separate legal personality), corporation, limited liability company, joint venture, joint stock company, unincorporated organization or association, trust (including the trustees thereof, in their capacity as such), government, governmental agency, political subdivision of any government, or other entity.

“Point” means a share of Operating Profit or Operating Loss. The aggregate number of Points available for assignment to all Partners shall be set forth in the books and records of the Partnership.
“Portfolio Investment” or “Investment” or any similar term has the meaning ascribed to that term in each of the Fund LP Agreements.
“Public Vehicles” means (i) Apollo Investment Corporation (NASDAQ: AINV); (ii) Apollo Commercial Real Estate Finance, Inc. (NYSE: ARI); (iii) Apollo Residential Mortgage, Inc. (NYSE: AMTG); and (iv) Apollo Tactical Income Fund Inc. (NYSE: AIF).
“Reference Rate” means the interest rate announced publicly from time to time by JPMorgan Chase Bank in New York, New York as such bank’s prime rate.
“Register of Partners” means a register of partners to be maintained by the General Partner showing the following information with respect to each Partner: name, address, date of admission and retirement and required capital contribution (if any).
“Registrar” means the Cayman Islands Registrar of Exempted Limited Partnerships appointed pursuant to Section 8 of the Partnership Law.
“Related Party” means, with respect to any Limited Partner:
(a)    any spouse, child, parent or other lineal descendant of such Limited Partner or such Limited Partner’s parent, or any natural Person who occupies the same principal residence as such Limited Partner;
(b)    any trust or estate in which such Limited Partner and any Related Party or Related Parties (other than such trust or estate) collectively have more than 80% of the beneficial interests (excluding contingent and charitable interests);
(c)    any entity of which such Limited Partner and any Related Party or Related Parties (other than such entity) collectively are beneficial owners of more than 80% of the equity interest; and
(d)    any Person with respect to whom such Limited Partner is a Related Party.
“Required Commitment” has the meaning ascribed to that term in a Limited Partner’s Award Letter.
“Retired Partner” means any Limited Partner who has become a retired partner in accordance with or pursuant to Section 7.2.
“Retirement Date” means, with respect to any Limited Partner, the date as of which such Person becomes a Retired Partner.

“Retirement Withdrawal Proceeds” has the meaning set forth in Section 7.3(b).
“Safe Harbor” means the election described in the Safe Harbor Regulation, pursuant to which a partnership and all of its partners may elect to treat the fair market value of a partnership interest that is transferred in connection with the performance of services as being equal to the liquidation value of that interest.
“Safe Harbor Election” means the election by a partnership and its partners to apply the Safe Harbor, as described in the Safe Harbor Regulation and IRS Notice 2005-43, issued on May 20, 2005.
“Safe Harbor Regulation” means Proposed Regulations Section 1.83-3(l) issued on May 24, 2005.
“Section 9 Statement” means the statement prepared under Section 9 of the Partnership Law filed with the Registrar in accordance with the Partnership Law.
“Section 10 Statement” means the statement prepared under Section 10 of the Partnership Law filed with the Registrar in accordance with the Partnership Law.
“Team Member” has the meaning ascribed to that term in a Limited Partner’s Award Letter.
“Transfer” means any direct or indirect sale, exchange, transfer, assignment or other disposition by a Partner of any or all of his or her interest in the Partnership or an economic benefit thereof (whether with respect to, for example, economic rights only or all the rights associated with the interest) to another Person, whether voluntary or involuntary.
“Winding-Up Event” has the meaning set forth in Section 2.5(a).
(b)    The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. As used herein, masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and the singular shall be deemed to include the plural. The use of the word “including” herein shall not be considered to limit the provision which it modifies but instead shall mean “including, without limitation.”
(a)    As used in this Agreement, the phrases “any provision of this Agreement,” “the provisions of this Agreement” and derivative or similar phrases, and the terms “hereof,” “herein,” “hereby” and derivative or similar words, shall mean or refer only to any express provision actually written in this Agreement and not to any provision of the Partnership Law that may have application to the Partnership.
ARTICLE 2
FORMATION AND ORGANIZATION
Section 2.1    Continuation

The parties hereto agree to continue the Partnership as an exempted limited partnership pursuant to the Partnership Law on the terms of this Agreement.
Section 2.2    Name
The name of the Partnership continued hereby shall be “Apollo CIP Partner Pool, L.P.” The General Partner is authorized to make any variations in the Partnership’s name which the General Partner may deem necessary or advisable to comply with the laws of any jurisdiction in which the Partnership may operate (other than any variation which references the name of any Limited Partner without the prior consent of such Limited Partner); provided that such name shall contain the words “Limited Partnership”, the abbreviation “L.P.” or the designation “LP” as required by the Partnership Law. The General Partner shall file a Section 10 Statement in accordance with the Partnership Law with the Registrar and provide written notice to each Limited Partner of any change in the name of the Partnership.
Section 2.3    Organizational Certificates and Other Filings
If requested by the General Partner, the Limited Partners shall immediately execute all certificates and other documents, and any amendments or renewals of such certificates and other documents as thereafter required, consistent with the terms of this Agreement necessary for the General Partner to accomplish all filing, recording, publishing and other acts as may be appropriate to comply with all requirements for (a) the continuation and operation of the Partnership as an exempted limited partnership under the laws of the Cayman Islands, (b) if the General Partner deems it advisable, the operation of the Partnership as a limited partnership, or partnership in which the Limited Partners have limited liability, in all jurisdictions where the Partnership proposes to operate and (c) all other filings required to be made by the Partnership.
Section 2.4    Offices
(a)    The Partnership shall maintain its principal office, and may maintain one or more additional offices, at such place or places as the General Partner may from time to time determine.
(b)    The General Partner shall arrange for the Partnership to have and maintain in the Cayman Islands, at the expense of the Partnership, a registered office and registered agent for service of process on the Partnership as required by the Partnership Law.
Section 2.5    Term of Partnership
(a)    The term of the Partnership commenced at the time of its registration as an exempted limited partnership under the Partnership Law and shall continue until the first to occur of any of the following events (each a “Winding-Up Event”):
(i)    the dissolution (without continuation) of all of the Funds; or
(ii)    at any time there are no Limited Partners; or

(iii)    upon any event that results in the General Partner ceasing to be a general partner of the Partnership pursuant to the Partnership Law, provided that the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining qualifying general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after notice of the occurrence of such event, a majority of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective from the date of such event, if required, of one or more additional general partners of the Partnership; or
(iv)    an order of any court of the Cayman Islands, pursuant to the Partnership Law, for the winding up and dissolution of the Partnership.
(b)    The parties agree that irreparable damage would be done to the Partnership and reputation of the Partners if any Limited Partner should bring an action for the winding up of the Partnership. Care has been taken in this Agreement to provide for fair and just payment in liquidation of the interests of all Partners. Accordingly, to the fullest extent permitted by law, each Limited Partner hereby waives and renounces his right to seek a decree of dissolution or to seek the appointment of a liquidator for the Partnership, except as expressly provided herein.
Section 2.6    Purpose of the Partnership
The principal purpose of the Partnership is to hold a direct or indirect interest in certain Fund General Partners in order to derive cash or other revenues therefrom that are attributable to Carried Interest Revenues received by such Fund General Partners from Funds and to undertake such related and incidental activities and execute and deliver such related documents necessary or incidental thereto. As of the date hereof, the Partnership holds interests, directly or indirectly, in the Fund General Partners set forth on Schedule I attached hereto.
Section 2.7    Actions by Partnership
The Partnership may execute, deliver and perform, and the General Partner may execute and deliver, all contracts, agreements and other undertakings, and engage in all activities and transactions as may in the opinion of the General Partner be necessary or advisable to carry out the objects and purposes of the Partnership, without the approval or vote of any Limited Partner.
Section 2.8    Admission of Limited Partners
On the date hereof, the Persons whose names are set forth in the Register of Partners under the caption “Limited Partners” shall be admitted to the Partnership or shall continue, as the case may be, as Limited Partners of the Partnership upon their execution of this Agreement or a deed of adherence to this Agreement, or such other instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner of the Partnership and adhere to and be bound by the provisions of this Agreement. The General Partner agrees to continue as the General Partner of the Partnership upon its execution of this Agreement. Additional Limited Partners may be admitted to the Partnership in accordance with Section 6.1.

Section 2.9    Withdrawal of Initial Limited Partner
Immediately following the admission of the Limited Partners to the Partnership pursuant to Section 2.8, the Initial Limited Partner shall (i) receive a return of its original capital contribution, if any, (ii) withdraw as a partner of the Partnership, and (iii) have no further right, interest or obligation of any kind whatsoever as a partner in the Partnership.
ARTICLE 3
CAPITAL
Section 3.1    Contributions to Capital
(a)    No Partner shall be obligated, nor shall any Partner have any right, to make any contribution to the capital of the Partnership, except as may be agreed from time to time between such Partner and the General Partner (including in an Award Letter) and other than as specified in this Section 3.1. No Limited Partner shall be obligated to restore any deficit balance in his Capital Account.
(b)    To the extent, if any, that at the time of the Final Distribution (as defined in each of the Fund LP Agreements) or at any time prior thereto (whether pursuant to the provisions of the applicable Fund LP Agreement, upon the determination of the applicable Fund General Partner or otherwise), it is determined that the Partnership, as a holder, directly or indirectly, of equity interests in a Fund General Partner, is required to make any Clawback Payment with respect to any of the Funds, each Limited Partner shall be required to participate in such payment and contribute to the Partnership, for ultimate distribution to the limited partners of the relevant Fund, an amount equal to such Limited Partner’s Giveback/Clawback Share of any Clawback Payment, but not in any event, together with any Partner Giveback Payments made by such Limited Partner with respect to such Fund, in excess of the cumulative amount theretofore distributed to such Limited Partner with respect to the Operating Profit attributable to such Fund. For purposes of determining each Limited Partner’s required contribution, each Limited Partner’s allocable share of any Escrow Account (as defined in the Fund LP Agreements), to the extent applied to satisfy any portion of a Clawback Payment, shall be treated as if it had been distributed to such Limited Partner and re-contributed by such Limited Partner pursuant to this Section 3.1(b) at the time of such application.
(c)    To the extent, if any, that it is determined that the Partnership, as a holder, directly or indirectly, of equity interests in a Fund General Partner, is required to make any Partner Giveback Payment with respect to any of the Funds, each Limited Partner shall be required to participate in such payment and contribute to the Partnership, for ultimate contribution to the relevant Fund, an amount equal to such Limited Partner’s Giveback/Clawback Share of any Partner Giveback Payment, but not in any event, together with any Clawback Payments made by such Limited Partner with respect to such Fund, in excess of the cumulative amount theretofore distributed to such Limited Partner with respect to the Operating Profit attributable to such Fund.
(d)    For the avoidance of doubt, the aggregate Clawback Payments and Partner Giveback Payments required to be made by the Limited Partners hereunder with respect to any Fund shall not exceed the aggregate amount of distributions actually received by the Partnership from the applicable Fund General Partner that: (i) in the case of Clawback Payments, are attributable to Carried Interest Revenues; and (ii) in the case of Partner Giveback Payments, are attributable to Carried Interest Revenues and any other distributions that the Partnership receives from such Fund General Partner.
Section 3.2    Rights of Partners in Capital
(a)    No Partner shall be entitled to interest on his capital contributions to the Partnership.
(b)    No Partner shall have the right to distributions or the return of any contribution to the capital of the Partnership except (i) for distributions in accordance with Section 4.1 or (ii) upon dissolution of the Partnership. The entitlement to any such return at such time shall be limited to the value of the Capital Account of the Partner. The General Partner shall not be liable for the return of any such amounts.
Section 3.3    Capital Accounts
(c)    The Partnership shall maintain for each Partner a separate Capital Account in accordance with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the terms of this Agreement.
(d)    Each Partner’s Capital Account shall have an initial balance of zero.
(e)    Each Partner’s Capital Account shall be increased by the sum of:
(i)    the amount of cash and the net value of any securities or other property constituting additional contributions by such Partner to the capital of the Partnership permitted pursuant to Section 3.1; plus
(ii)    the portion of any Operating Profit allocated to such Partner’s Capital Account pursuant to Section 3.4; plus
(iii)    such Partner’s allocable share of any decreases in any reserves recorded by the Partnership pursuant to Section 3.8 and any receipts determined to be applicable to a prior period pursuant to Section 3.8(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be credited to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners; plus
(iv)    such Partner’s allocable share of any increase in Book-Tax Difference.
(f)    Each Partner’s Capital Account shall be reduced by the sum of (without duplication):

(i)    the portion of any Operating Loss allocated to such Partner’s Capital Account pursuant to Section 3.4; plus
(ii)    the amount of any cash and the net value of any property distributed to such Partner pursuant to Section 4.1 or Section 8.1, including any amount deducted pursuant to Section 4.2 or Section 5.4 from any such amount distributed; plus
(iii)    any withholding taxes or other items payable by the Partnership and allocated to such Partner pursuant to Section 5.4(b), any increases in any reserves recorded by the Partnership pursuant to Section 3.8 and any payments determined to be applicable to a prior period pursuant to Section 3.8(b), to the extent the General Partner determines that, pursuant to any provision of this Agreement, such item is to be charged to such Partner’s Capital Account on a basis which is not in accordance with the current respective Points of all Partners; plus
(iv)    such Partner’s allocable share of any decrease in Book-Tax Difference.
(g)    If securities and/or other property are to be distributed in kind to the Partners or Retired Partners, including in connection with a liquidation pursuant to Section 8.1, they shall first be written up or down to their fair market value as of the date of such distribution, thus creating gain or loss for the Partnership, and the value of the securities and/or other property received by each Partner and each Retired Partner as so determined shall be debited against such Person’s Capital Account at the time of distribution.
Section 3.4    Allocation of Profit and Loss
(c)    Operating Profit or Operating Loss for any Fiscal Year shall be allocated to the Partners so as to produce Capital Accounts for the Partners (such Capital Accounts computed after taking into account any other Operating Profit or Operating Loss for the Fiscal Year in which such event occurred and all distributions pursuant to Article 4 with respect to such Fiscal Year and after adding back each Partner’s share, if any, of Partner Nonrecourse Debt Minimum Gain, as defined in Treasury Regulations Sections 1.704 - 2(b)(2) and 1.704 - 2(i), or Partnership Minimum Gain, as defined in Treasury Regulations Sections 1.704 - 2(b)(2) and 1.704 - 2(d)) such that a distribution of an amount of cash equal to such Capital Account balances in accordance with such Capital Account balances would be in the amounts, sequence and priority set forth in Article 4; provided, however, that the General Partner may allocate Operating Profit and Operating Loss and items thereof in such other manner as it determines in its sole discretion to be appropriate to reflect the Partners’ interests in the Partnership. Income, gains and loss associated with a Book-Tax Difference shall be allocated to the Limited Partners that are entitled to a share of such Book-Tax Difference consistent with the account maintained by the General Partner pursuant to the definition of “Book-Tax Difference” and in the manner in which cash or property associated with such Book-Tax Difference is required to be distributed pursuant to the proviso of Section 4.1(a).
(d)    To the extent that the allocations of Operating Loss contemplated by Section 3.4(a) would cause the Capital Account of any Limited Partner to be less than zero, such Operating Loss shall to that extent instead be allocated to and debited against the Capital Account of the General Partner (or, at the direction of the General Partner, to those Limited Partners who are limited partners of the General Partner in proportion to their limited partnership interests in the General Partner). Following any such adjustment pursuant to this Section 3.4(b) with respect to any Limited Partner, any Operating Profit for any subsequent Fiscal Year which would otherwise be credited to the Capital Account of such Limited Partner pursuant to Section 3.4(a) shall instead be credited to the Capital Account of the General Partner (or relevant Limited Partners) until the cumulative amounts so credited to the Capital Account of the General Partner (or relevant Limited Partners) with respect to such Limited Partner pursuant to Section 3.4(b) is equal to the cumulative amount debited against the Capital Account of the General Partner (or relevant Limited Partners) with respect to such Limited Partner pursuant to Section 3.4(b).
(e)    Each Limited Partner’s rights and entitlements as a Limited Partner are limited to the rights to receive allocations and distributions of Operating Profit expressly conferred by this Agreement and any Other Agreement entered into pursuant to Section 9.2(b) and the other rights expressly conferred by this Agreement and any such Other Agreement or required by the Partnership Law, and a Limited Partner shall not be entitled to any other allocations, distributions or payments in respect of his interest, or to have or exercise any other rights, privileges or powers.
(f)    For purposes of Section 3.4(a), the General Partner may determine, in its sole discretion, to allocate any increase in value of the Partnership’s assets pursuant to the definition of “Carrying Value” solely to the Limited Partners that are entitled to a Catch Up Amount (pro rata based on any method the General Partner determines is reasonable), or to specially allocate Operating Profit to such Limited Partners, or a combination thereof, until such Limited Partners have received an allocation equal to the Catch Up Amount.
(g)    Operating Profit and Operating Loss shall be determined on a daily, monthly or other basis, as reasonably approved by the General Partner using any permissible method under Section 706 and the Treasury Regulations thereunder. If any Limited Partner shall be admitted to the Partnership, retire from the Partnership or assigned additional Points at different times during the Partnership’s Fiscal Year, Operating Profit or Operating Loss shall be allocated among the Limited Partners on such proper basis as the General Partner shall determine consistent with the applicable requirements under Section 706 of the Code.
(h)    In the event that forfeited Points held by Mr. Zelter pursuant to Section 7.1(e) have not been reallocated prior to the end of the Fiscal Year in which the forfeiture of such Points occurs, and such Points are reallocated in a subsequent Fiscal Year to a Limited Partner other than Mr. Zelter, the General Partner in its sole discretion may determine (i) to specially allocate Operating Profit for such subsequent Fiscal Year (or Years) to such transferee Limited Partner (in lieu of a Catch Up Amount) in such amount as the General Partner reasonably determines would have been allocable on such forfeited Points if such Points had been held by such transferee Limited Partner in the Fiscal Year in which the forfeiture occurred (from the date of such forfeiture), and (ii) correspondingly to reduce by a similar amount the Operating Profit (or increase the Operating Loss) otherwise allocable to Mr. Zelter, or otherwise allocable to Mr. Zelter and any of the other Limited Partners as the General Partner may determine in its sole discretion, pursuant to this Section 3.4 for any such subsequent Fiscal Years.
(i)    If points have been forfeited to the Partnership by an Intermediate Pooling Vehicle pursuant to the terms of the agreement of limited partnership of such Intermediate Pooling Vehicle (for example, pursuant to Section 7.1(e) of the Limited Partnership Agreement of Apollo CIP Hedge Funds, L.P.), and such points have not been reallocated to a limited partner in such Intermediate Pooling Vehicle prior to the end of the Fiscal Year in which such forfeiture occurs, the General Partner in its sole discretion may determine to specially allocate to Mr. Zelter (or his successor as head of the Credit Business) any Operating Profit or Operating Loss that the General Partner determines is associated with such forfeited points held by the Partnership. Following any such special allocation to Mr. Zelter pursuant to this Section 3.4(g), any reduction in the allocation of Operating Profit (or increase in Operating Loss) to the Partnership from the Intermediate Pooling Vehicle in one or more subsequent Fiscal Years that the General Partner determines is attributable to the reallocation of the forfeited points in such subsequent Fiscal Year(s) may correspondingly reduce the allocation of Operating Profit (or increase the allocation of Operating Loss) to Mr. Zelter until the General Partner determines that the effects of any special allocation to Mr. Zelter pursuant to this Section 3.4(g) have been eliminated.
Section 3.5    Tax Allocations
(a)    For United States federal, state and local income tax purposes, Partnership income, gain, loss, deduction or credit (or any item thereof) for each Fiscal Year shall be allocated to and among the Partners in order to reflect the allocations of Operating Profit and Operating Loss pursuant to the provisions of Section 3.4 for such Fiscal Year; provided that any taxable income or loss associated with any Book-Tax Difference shall be allocated for tax purposes in accordance with the principles of Section 704(c) of the Code in any such manner (as is permitted under that Code Section and the Treasury Regulations promulgated thereunder) as determined by the General Partner in its sole discretion.
(b)    If any Partner or Partners are treated for United States federal income tax purposes as realizing ordinary income because of receiving interests in the Partnership (whether under Section 83 of the Code or under any similar provision of any law, rule or regulation) and the Partnership is entitled to any offsetting deduction (net of any income realized by the Partnership as a result of such receipt), the Partnership’s net deduction shall be allocated to and among the Partners in such manner as to offset, as nearly as possible, the ordinary income realized by such Partner or Partners.
Section 3.6    Tax Treatment of Points
(a)    The Partnership and each Partner agree to treat the Points as a “Profits Interest” with respect to the Partnership within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Partnership shall treat a Partner holding Points as the owner of such Points from the date such Points are issued, and shall file its IRS form 1065, and issue appropriate Schedule K-1s to such Partner, allocating to such Partner its distributive share of all items of income, gain, loss, deduction and credit associated with such Points as if they were fully vested. Each such Partner agrees to take into account such distributive share in computing its United States federal income tax liability for the entire period during which it holds the Points. Except as required pursuant to a “Determination” as defined in Section 1313(a) of the Code, none of the Partnership or any Partner shall claim a deduction (as wages, compensation or otherwise) for the fair market value of such Points issued to a Partner in respect of the Partnership, either at the time of grant of the Points, or at the time the Points become substantially vested. The undertakings contained in this Section 3.6 shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. The provisions of this Section 3.6 shall apply regardless of whether or not the holder of Points files an election pursuant to Section 83(b) of the Code. This Section 3.6 shall only apply to Points granted while Rev. Proc. 93-27, 1993-2 C.B. 343 and Rev. Proc. 2001-43, 2001-2 C.B. 191, remain in effect.
(b)    The Partners agree that, in the event the Safe Harbor Regulation is finalized, the Partnership shall be authorized and directed to make the Safe Harbor Election, and the Partnership and each Partner (including any Person to whom an interest in the Partnership is transferred in connection with the performance of services) agrees to comply with all requirements of the Safe Harbor with respect to all interests in the Partnership transferred in connection with the performance of services while the Safe Harbor Election remains effective. The General Partner shall be authorized to (and shall) prepare, execute, and file the Safe Harbor Election. The General Partner shall cause the Partnership to make any allocations of items of income, gain, loss, deduction or expense (including forfeiture allocations) necessary or appropriate to effectuate and maintain the Safe Harbor Election.
Section 3.7    FATCA
(a)    Each Limited Partner:
(v)    shall provide, in a timely manner, such information regarding the Limited Partner and its beneficial owners and such forms or documentation as may be requested from time to time by the General Partner or the Partnership to enable the Partnership to comply with the requirements and obligations imposed on it pursuant to FATCA;
(vi)    acknowledges that any such forms or documentation requested by the Partnership or its agents pursuant to clause (i), or any financial or account information with respect to the Limited Partner’s investment in the Partnership, may be disclosed to the Cayman Islands Tax Information Authority (or any other Cayman Islands Governmental Authority which collects information in accordance with FATCA) and to any withholding agent where the provision of that information is required by such agent to avoid the application of any withholding tax on any payments to the Partnership;
(vii)    shall waive, and/or shall cooperate with the Partnership to obtain a waiver of, the provisions of any law which prohibits the disclosure by the Partnership, or by any of its agents, of the information or documentation requested from the Limited Partner pursuant to clause (i), prohibits the reporting of financial or account information by the Partnership or its agents required pursuant to FATCA or otherwise prevents compliance by the Partnership with its obligations under FATCA;
(viii)    acknowledges that, if it provides information and documentation that is in anyway misleading, or it fails to provide the Partnership or its agents with the requested information and documentation necessary, in either case, to satisfy the Partnership’s obligations under FATCA, the Partnership may (whether or not such action or inaction leads to compliance failures by the Partnership, or a risk of the Partnership or its investors being subject to withholding tax or other penalties under FATCA) take any action and/or pursue all remedies at its disposal, including compulsory withdrawal of the Limited Partner, and may hold back from any withdrawal proceeds, or deduct from the Limited Partner’s Capital Account, any liabilities, costs, expenses or taxes caused (directly or indirectly) by the Limited Partner’s action or inaction; and
(ix)    shall have no claim against the Partnership, or its agents, for any form of damages or liability as a result of actions taken or remedies pursued by or on behalf of the Partnership in order to comply with FATCA.
(b)    The Limited Partner hereby indemnifies the General Partner and the Partnership and each of their respective partners, members, managers, officers, directors, employees and agents and holds them harmless from and against any FATCA-related liability, action, proceeding, claim, demand, costs, damages, expenses (including legal expenses), penalties or taxes whatsoever which such Person may incur as a result of any action or inaction (directly or indirectly) of such Limited Partner (or any Related Party) described in Section 3.7(a)(i) through (iv). This indemnification shall survive the Limited Partner’s death or disposition of its interests in the Partnership.
Section 3.8    Reserves; Adjustments for Certain Future Events
(a)    Appropriate reserves may be created, accrued and charged against the Operating Profit or Operating Loss for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner or as of each other date as the General Partner deems appropriate, such reserves to be in the amounts which the General Partner deems necessary or appropriate. The General Partner may increase or reduce any such reserve from time to time by such amounts as the General Partner deems necessary or appropriate. The amount of any such reserve, or any increase or decrease therein, shall be proportionately charged or credited, as appropriate, to the Capital Accounts of those Persons who are Partners at the time when such reserve is created, increased or decreased, as the case may be, in proportion to their respective Points at such time; provided that, if any individual reserve item, as adjusted by any increase therein, exceeds the lesser of $500,000 or 1% of the aggregate Capital Account balances of all such Partners, the amount of such reserve, increase or decrease shall instead be charged or credited to those Persons who were Partners at the time, as determined by the General Partner, of the act or omission giving rise to the contingent liability for which the reserve item was established in proportion to their respective Points at that time. The amount of any such reserve charged against the Capital Account of a Partner shall reduce the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1 hereof; and the amount of any such reserve credited to the Capital Account of a Partner shall increase the distributions such Partner would otherwise be entitled to under Section 4.1 or Section 8.1 hereof
(b)    If at any time an amount is paid or received by the Partnership and such amount exceeds the lesser of $500,000 or 1% of the aggregate Capital Account balances of all Partners at the time of payment or receipt, and such amount was not accrued or reserved for but would nevertheless, in accordance with the Partnership’s accounting practices, be treated as applicable to one or more prior periods, then such amount may be proportionately charged or credited by the General Partner, as appropriate, to those Persons who were Partners during such prior period or periods, based on each such Partner’s Points for such applicable period.
(c)    If any amount is required by Section 3.8(a) or (b) to be credited to a Person who is no longer a Partner, such amount shall be paid to such Person in cash, with interest from the date on which the General Partner determines that such credit is required at the Reference Rate in effect on that date. Any amount required to be charged pursuant to Section 3.8(a) or (b) shall be debited against the current balance in the Capital Account of the affected Partners. To the extent that the aggregate current Capital Account balances of such affected Partners are insufficient to cover the full amount of the required charge, the deficiency shall be debited against the Capital Accounts of the other Partners in proportion to their respective Capital Account balances at such time; provided that each such other Partner shall be entitled to a preferential allocation, in proportion to and to the extent of such other Partner’s share of any such deficiency, together with a carrying charge at a rate equal to the Reference Rate, of any Operating Profit that would otherwise have been allocable after the date of such charge to the Capital Accounts of the affected Partners whose Capital Accounts were insufficient to cover the full amount of the required charge. In no event shall a current or former Partner be obligated to satisfy any amount required to be charged pursuant to Section 3.8(a) or (b) other than by means of a debit against such Partner’s Capital Account.
Section 3.9    Finality and Binding Effect of General Partner’s Determinations
All matters concerning the determination, valuation and allocation among the Partners with respect to any profit or loss of the Partnership and any associated items of income, gain, deduction, loss and credit, pursuant to any provision of this Article 3, including any accounting procedures applicable thereto, shall be determined by the General Partner unless specifically and expressly otherwise provided for by the provisions of this Agreement, and such determinations and allocations shall be final and binding on all the Partners.
ARTICLE 4
DISTRIBUTIONS
Section 4.1    Distributions
(c)    The General Partner shall use reasonable efforts to cause the Partnership to distribute, on a quarterly basis, any available cash or property attributable to items included in the determination of Operating Profit and Book-Tax Difference, subject to the provisions of the Fund LP Agreements relating to Final Distributions on the dissolution or termination of a Fund and subject to the retention of such reserves as the General Partner considers appropriate for purposes of the prudent and efficient financial operation of the Partnership’s business including in accordance with Section 3.8. Any such distributions (before adjustment for Holdback Amounts) shall be made to the Limited Partners: (i) in the case of closed-end Funds, in proportion to the respective Points of the Limited Partners, determined (1) in the case of any amount of cash or property received from any of the applicable Fund General Partners that is attributable to the disposition of a Portfolio Investment by the applicable Fund, as the date of such disposition by such Fund, and (2) in any other case, as of the date of receipt of such cash or property by the Partnership, and (ii) in the case of open-end Funds, in proportion to the respective Points of the Limited Partners, determined as of the date the applicable open-end Fund has allocated net income to the Partnership in respect of Carried Interest Revenues; provided, however, that any cash or other property that the General Partner determines is attributable to a Book-Tax Difference shall be distributed to the Limited Partners that are entitled to a share of such Book-Tax Difference pursuant to the definition of “Book-Tax Difference,” with any such distribution to be in the proportion that each such Limited Partner’s allocated share of the applicable Book-Tax Difference bears to the total Book-Tax Difference of the asset giving rise to the cash or property.
(d)    Notwithstanding the foregoing, the General Partner shall retain from the distribution amount apportioned to each Limited Partner any Holdback Amount with respect to such Limited Partner, determined in accordance with such Limited Partner’s Award Letter. Any Holdback Amount retained by the General Partner pursuant to this Section 4.1(b) shall be considered to have been distributed to the Limited Partners for all purposes of this Agreement.
(e)    Distributions of amounts attributable to Operating Profit and Book-Tax Difference shall be made in cash; provided, however, that if the Partnership receives a distribution from a Fund General Partner in the form of property other than cash, the General Partner may distribute such property in kind to Partners in proportion to their respective Points.
(f)    Any distributions or payments in respect of the interests of Limited Partners unrelated to Operating Profit or Book-Tax Difference shall be made at such time, in such manner and to such Limited Partners as the General Partner shall determine.
(g)    Except as otherwise set forth in a Limited Partner’s Award Letter, a Retired Partner shall receive his share of any distribution made pursuant to Section 4.1(a) with respect to which such Retired Partner received an allocation prior to his becoming a Retired Partner in accordance with Section 3.4, which distribution shall be made as if such Retired Partner had remained a Limited Partner, at the same time and in the same form as such distribution is made to the Limited Partners; provided that in no event shall such Retired Partner be entitled to receive an amount in excess of his Retirement Withdrawal Proceeds as determined under Section 7.3(b).
(h)    (i) Except as the General Partner otherwise may determine pursuant to the terms of an Award Letter, any Limited Partner whose admission to the Partnership causes an adjustment to Carrying Values pursuant to the definition of “Carrying Value” (a “Newly-Admitted Limited Partner”) shall have the right to receive a special distribution of the Catch Up Amount (before adjustment for Holdback Amounts). Any such special distribution of the Catch Up Amount shall be in addition to the distributions to which the Newly-Admitted Limited Partner is entitled pursuant to Section 4.1(a) and shall be made to the Newly-Admitted Limited Partner (or, if there is more than one such Newly-Admitted Limited Partner, pro rata to all such Newly-Admitted Limited Partners based on the aggregate amount of such distributions each such Newly-Admitted Limited Partner has not yet received), after the distribution of any amounts attributable to Book-Tax Differences pursuant to the proviso of Section 4.1(a), from amounts otherwise distributable to the other Limited Partners pursuant to Section 4.1(a), and shall reduce the amounts distributable to such other Limited Partners pursuant to Section 4.1(a), until each applicable Newly-Admitted Limited Partner has received an amount equal to the applicable Catch Up Amount (before adjustment for Holdback Amounts).
(ii)    The General Partner may determine to provide for a special distribution of a Catch Up Amount in connection with a reallocation of Points pursuant to Article 7 other than in connection with the admission to the Partnership of a Newly-Admitted Limited Partner if the General Partner reasonably believes such an adjustment to Carrying Values is required in order for the reallocated Points to be treated as profits interests for U.S. federal income tax purposes.
(iii)    Any reallocation of Points pursuant to Article 7 shall include the right to receive any Catch Up Amount associated with such Points.
(i)    Cash or property that the General Partner determines is associated with Operating Profit that has been specially allocated to a Limited Partner pursuant to Section 3.4(f)(i) or Section 3.4(g) shall be distributed to such Limited Partner.   The General Partner shall make such determinations regarding distributions of cash and property that it determines are associated with such special allocations as are necessary to ensure that the manner in which distributions are made is consistent with the purpose, and benefits and burdens, of such special allocations.
Section 4.2    Withholding of Certain Amounts
(h)    If the Partnership incurs a withholding tax or other tax obligation with respect to the share of Partnership income allocable to any Partner, then the General Partner, without limitation of any other rights of the Partnership, may cause the amount of such obligation to be debited against the Capital Account of such Partner when the Partnership pays such obligation, and any amounts then or thereafter distributable to such Partner shall be reduced by the amount of such taxes. If the amount of such taxes is greater than any such then distributable amounts, then such Partner and any successor to such Partner’s interest shall indemnify and hold harmless the Partnership and the General Partner against, and shall pay to the Partnership as a contribution to the capital of the Partnership, upon demand of the General Partner, the amount of such excess.
(i)    The General Partner may (i) withhold from any distribution to any Limited Partner pursuant to this Agreement and (ii) arrange the withholding from any distribution from any Co-Investors (A) Entity to such Limited Partner any other amounts due from such Limited Partner or a Related Party (without duplication) to the Partnership, any Co-Investors (A) Entity or to any other Affiliate of AGM pursuant to any binding agreement or published policy to the extent not otherwise paid. Any amounts so withheld shall be applied by the General Partner to discharge the obligation in respect of which such amounts were withheld.
Section 4.3    Limitation on Distributions
Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of his interest in the Partnership if such distribution would violate the Partnership Law or other applicable law.
Section 4.4    Distributions in Excess of Basis
Notwithstanding anything in this Agreement to the contrary, the General Partner may refrain from making, at any time prior to the dissolution of the Partnership, all or any portion of any cash distribution that otherwise would be made to a Partner or Retired Partner, if such distribution would exceed such Person’s U.S. federal income tax basis in the Partnership. Any amount that is not distributed to a Partner or Retired Partner due to the preceding sentence, as determined by the General Partner, either shall be retained by the Partnership on such Person’s behalf or loaned to such Person. Subject to the first sentence of this Section 4.4, 100% of any or all subsequent cash distributions shall be distributed to such Person (or, if there is more than one such Person, pro rata to all such Persons based on the aggregate amount of distributions each such Person has not yet received) until each such Person has received the same aggregate amount of distributions such Person would have received had distributions to such Person not been deferred pursuant to this Section 4.4. If any amount is loaned to a Partner or Retired Partner pursuant to this Section 4.4, any such loan shall be on arm’s length terms as determined by the General Partner and shall be fully recourse to the Partner or Retired Partner and (i) any amount thereafter distributed to such Person shall be applied to repay the principal amount of such loan and (ii) interest, if any, accrued or received by the Partnership on such loan shall be allocated and distributed to such Person. Any such loan shall be repaid no later than immediately prior to the liquidation of the Partnership. Until such repayment, for purposes of any determination hereunder based on amounts distributed to a Person, the principal amount of such loan shall be treated as having been distributed to such Person.
ARTICLE 5
MANAGEMENT
Section 5.1    Rights and Powers of the General Partner
(j)    Subject to the terms and conditions of this Agreement, the General Partner shall have complete and exclusive responsibility (i) for all management decisions to be made on behalf of the Partnership and (ii) for the conduct of the business and affairs of the Partnership.
(k)    Without limiting the generality of the foregoing, the General Partner shall have full power and authority to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in all activities and transactions, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 5.1, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings and transactions with any Partner or with any other Person having any business, financial or other relationship with any Partner or Partners; provided that the General Partner shall not have authority to cause the Partnership to borrow any funds for its own account on a secured basis. The Partnership, and the General Partner on behalf of the Partnership, may enter into and perform the Fund GP Agreements and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, including any Partner, notwithstanding any other provision of this Agreement; provided that, absent the consent of James Zelter (or his successor as head of the Credit Business), any such agreements, documents or amendments do not have a material adverse effect on the Partnership relative to Apollo CIP Professionals, L.P. or AGM. The General Partner is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Partnership, but such authorization shall not be deemed a restriction on the power of the General Partner to enter into other documents on behalf of the Partnership. Except as otherwise expressly provided herein or as required by law, all powers and authority vested in the General Partner by or pursuant to this Agreement or the Act shall be construed as being exercisable by the General Partner in its sole and absolute discretion.
(l)    The General Partner shall be the tax matters partner for purposes of Section 6231(a)(7) of the Code. Each Partner agrees not to treat, on his United States federal income tax return or in any claim for a refund, any item of income, gain, loss, deduction or credit in a manner inconsistent with the treatment of such item by the Partnership. The General Partner shall have the exclusive authority to make any elections required or permitted to be made by the Partnership under any provisions of the Code or any other laws.
Section 5.2    Delegation of Duties
(j)    Subject to Section 5.1, the General Partner may delegate to any Person or Persons any of the duties, powers and authority vested in it hereunder on such terms and conditions as it may consider appropriate.
(k)     Without limiting the generality of Section 5.2(a), the General Partner shall have the power and authority to appoint any Person, including any Person who is a Limited Partner, to provide services to and act as an employee or agent of the Partnership and/or General Partner, with such titles and duties as may be specified by the General Partner. Any Person appointed by the General Partner to serve as an employee or agent of the Partnership shall be subject to removal at any time by the General Partner; and shall report to and consult with the General Partner at such times and in such manner as the General Partner may direct.
(l)    Any Person who is a Limited Partner and to whom the General Partner delegates any of its duties pursuant to this Section 5.2 or any other provision of this Agreement shall be subject to the same standard of care, and shall be entitled to the same rights of indemnification and exoneration, applicable to the General Partner under and pursuant to Section 5.7, unless such Person and the General Partner mutually agree to a different standard of care or right to indemnification and exoneration to which such Person shall be subject.
Section 5.3    Transactions with Affiliates
To the fullest extent permitted by applicable law, the General Partner (or any Affiliate of the General Partner), when acting on behalf of the Partnership, is hereby authorized to (a) purchase property from, sell property to, lend money to or otherwise deal with any Affiliates, any Limited Partner, the Partnership, any of the Fund General Partners or Funds or any Affiliate of any of the foregoing Persons, and (b) obtain services from any Affiliates, any Limited Partner, the Partnership, any of the Fund General Partners or Funds or any Affiliate of the foregoing Persons.
Section 5.4    Expenses
(c)    The General Partner shall bear all ordinary course costs and expenses arising in connection with the organization and operations of the Partnership. All such costs and expenses shall be treated by AGM as costs and expenses of the Credit Business.
(d)    Any withholding taxes payable by the Partnership, to the extent determined by the General Partner to have been paid or withheld on behalf of, or by reason of particular circumstances applicable to, one or more but fewer than all of the Partners, shall be allocated among and debited against the Capital Accounts of only those Partners on whose behalf such payments are made or whose particular circumstances gave rise to such payments in accordance with Section 4.2.
Section 5.5    Rights of Limited Partners
(c)    Limited Partners shall have no right to take part in the management, control or conduct of the Partnership’s business, nor shall they have any right or authority to act for the Partnership or to vote on matters other than as set forth in this Agreement or as required by applicable law.
(d)    Without limiting the generality of the foregoing, the General Partner shall have the full and exclusive authority, without the consent of any Limited Partner, to compromise the obligation of any Limited Partner to make a capital contribution or to return money or other property paid or distributed to such Limited Partner in violation of the Partnership Law.
(e)    Nothing in this Agreement shall entitle any Partner to any compensation for services rendered to or on behalf of the Partnership as an agent or in any other capacity, except for any amounts payable in accordance with this Agreement.
(f)    Subject to the Fund LP Agreements and to full compliance with AGM’s code of ethics and other written policies relating to personal investment transactions, admission into the Partnership as a Limited Partner of the Partnership shall not prohibit a Limited Partner from purchasing or selling as a passive investor any interest in any asset.
Section 5.6    Other Activities of General Partner
Nothing in this Agreement shall prohibit the General Partner from engaging in any activity other than acting as General Partner hereunder.
Section 5.7    Duty of Care; Indemnification
(a)    The General Partner (including for this purpose each former and present director, officer, stockholder, partner, member, manager or employee of the General Partner) and each Limited Partner (including any former Limited Partner) in his capacity as such, and to the extent such Limited Partner participates, directly or indirectly, in the Partnership’s activities, whether or not a Retired Partner (each, a “Covered Person” and collectively, the “Covered Persons”), shall not be liable to the Partnership or to any of the other Partners for any loss, claim, damage, liability or expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement (collectively, “Losses”) occasioned by any acts or omissions in the performance of his services hereunder, unless it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Losses are due to an act or omission of a Covered Person (i) made in bad faith or with criminal intent or (ii) that adversely affected any Fund and that failed to satisfy the duty of care owed pursuant to the applicable Fund LP Agreement or as otherwise required by law.
(b)    A Covered Person shall be indemnified to the fullest extent permitted by law by the Partnership against any Losses incurred by or imposed upon him by reason of or in connection with any action taken or omitted by such Covered Person arising out of the Covered Person’s status as a Partner or his activities on behalf of the Partnership, including in connection with any action, suit, investigation or proceeding before any Governmental Authority to which it may be made a party or otherwise involved or with which it shall be threatened by reason of being or having been the General Partner or a Limited Partner or by reason of serving or having served, at the request of any Fund General Partner, as a director, officer, consultant, advisor, manager, stockholder, member or partner of any enterprise in which any of the Funds has or had a financial interest, including issuers of Portfolio Investments; provided that the Partnership may, but shall not be required to, indemnify a Covered Person with respect to any matter as to which there has been a Final Adjudication that his acts or his failure to act (i) were in bad faith or with criminal intent or (ii) were of a nature that makes indemnification by the Funds unavailable. The right to indemnification granted by this Section 5.7 shall be in addition to any rights to which a Covered Person may otherwise be entitled and shall inure to the benefit of the successors by operation of law or valid assigns of such Covered Person. The Partnership shall pay the expenses incurred by a Covered Person in defending a civil or criminal action, suit, investigation or proceeding in advance of the Final Adjudication of such action, suit, investigation or proceeding, upon receipt of an undertaking by the Covered Person to repay such payment if there shall be a Final Adjudication that he is not entitled to indemnification as provided herein. In any suit brought by the Covered Person to enforce a right to indemnification hereunder it shall be a defense that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7, and in any suit in the name of the Partnership to recover expenses advanced pursuant to the terms of an undertaking the Partnership shall be entitled to recover such expenses upon Final Adjudication that the Covered Person has not met the applicable standard of conduct set forth in this Section 5.7. In any such suit brought to enforce a right to indemnification or to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to an advancement of expenses, shall be on the Partnership (or any Limited Partner acting derivatively or otherwise on behalf of the Partnership or the Limited Partners). The General Partner may not satisfy any right of indemnity or reimbursement granted in this Section 5.7 or to which it may be otherwise entitled except out of the assets of the Partnership (including insurance proceeds and rights pursuant to indemnification agreements), and no Partner shall be personally liable with respect to any such claim for indemnity or reimbursement. The General Partner may enter into appropriate indemnification agreements and/or arrangements reflective of the provisions of this Article 5 and obtain appropriate insurance coverage on behalf and at the expense of the Partnership to secure the Partnership’s indemnification obligations hereunder. Each Covered Person shall be deemed a third party beneficiary (to the extent not a direct party hereto) to this Agreement and, in particular, the provisions of this Article 5, may enforce any rights granted to it pursuant to this Agreement in its own right as if it were a party to this Agreement, and shall be entitled to the benefit of the indemnity granted to the Partnership by each of the Funds pursuant to the terms of the Fund LP Agreements.
(c)    To the maximum extent permitted by law, as among any portfolio company of a Fund, a Fund, the Fund General Partner of such Fund and the Partnership, this Section 5.7(c) shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments, in the following order: first, such portfolio company; second, such Fund; third, such Fund General Partner; and fourth, the Partnership (in each case, including any applicable insurance coverage that any such indemnitor maintains with respect to any such liability).
(d)    To the fullest extent permitted by law, to the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Partners, the Covered Person shall not be liable to the Partnership or to any Partner for his good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity to the Partnership or the Partners, are agreed by the Partners to replace such other duties and liabilities of each such Covered Person, save that the General Partner shall act at all times in good faith in accordance with the requirements of the Partnership Law.
(e)    To the fullest extent permitted by law, notwithstanding any of the foregoing provisions of this Section 5.7, the Partnership may but shall not be required to indemnify (i) a Retired Partner (or any other former Limited Partner) with respect to any claim for indemnification or advancement of expenses arising from any conduct occurring more than six months after the date of such Person’s retirement (or other withdrawal or departure), or (ii) a Limited Partner with respect to any claim for indemnification or advancement of expenses as a director, officer or agent of the issuer of any Portfolio Investment to the extent arising from conduct in such capacity occurring more than six months after the complete disposition of such Portfolio Investment by the applicable Fund.
ARTICLE 6
ADMISSIONS, TRANSFERS AND WITHDRAWALS
Section 6.1    Admission of Additional Limited Partners; Effect on Points
(m)    The General Partner may at any time admit as an additional Limited Partner any Person who has agreed to be bound by this Agreement and may assign Points to such Person and/or increase the Points of any existing Limited Partner, in each case, subject to and in accordance with Section 7.1.
(n)    Each additional Limited Partner shall execute (i) either a counterpart to this Agreement or a separate instrument evidencing, to the satisfaction of the General Partner, such Limited Partner’s intent to become a Limited Partner and (ii) the documents contemplated by Section 7.1(b), and shall be admitted as a Limited Partner upon such execution.
Section 6.2    Admission of Additional General Partner
The General Partner may admit one or more additional general partners at any time without the consent of any Limited Partner. No reduction in the Points of any Limited Partner shall be made as a result of the admission of an additional general partner or the increase in the Points of any general partner without the consent of such Limited Partner. Any additional general partner shall be admitted as a general partner upon its execution of a deed of adherence, in a form satisfactory to the General Partner, to this Agreement pursuant to which such Person undertakes and agrees to become a General Partner of the Partnership and to adhere to and be bound by the provisions of this Agreement on admission as a General Partner. The incumbent General Partner shall make such filings with the Registrar as are necessary pursuant to the Partnership Law to effect the legal admission of any additional general partner of the Partnership.
Section 6.3    Transfer of Interests of Limited Partners
(e)    No Transfer of any Limited Partner’s interest in the Partnership, whether voluntary or involuntary, shall be valid or effective, and no transferee shall become a substituted Limited Partner, unless the prior written consent of the General Partner has been obtained, which consent may be given or withheld by the General Partner. Notwithstanding the foregoing, any Limited Partner may Transfer to any Related Party of such Limited Partner all or part of such Limited Partner’s interest in the Partnership (including his or its right to receive distributions of Operating Profit); provided that the Transfer has been previously approved in writing by the General Partner, such approval not to be unreasonably withheld. In the event of any Transfer, all of the conditions of the remainder of this Section 6.3 must also be satisfied.
(f)    A Limited Partner or his legal representative shall give the General Partner notice before the proposed effective date of any voluntary Transfer and within 30 days after any involuntary Transfer, and shall provide sufficient information to allow legal counsel acting for the Partnership to make the determination that the proposed Transfer will not result in any of the following consequences:
(i)    require registration of the Partnership or any interest therein under any securities or commodities laws of any jurisdiction;
(ii)    result in a termination of the Partnership under Section 708(b)(1)(B) of the Code or jeopardize the status of the Partnership as a partnership for United States federal income tax purposes; or
(iii)    violate, or cause the Partnership, the General Partner or any Limited Partner to violate, any applicable law, rule or regulation of any jurisdiction.
Such notice must be supported by proof of legal authority and a valid instrument of assignment acceptable to the General Partner.
(g)    If any Transfer permitted by this Section 6.3 shall result in multiple ownership of any Limited Partner’s interest in the Partnership, the General Partner may require one or more trustees or nominees whose names will be entered in the Register of Partners, to be designated to hold the legal title to the interest and to represent the entire interest transferred for the purpose of receiving all notices which may be given and all payments which may be made under this Agreement, and for the purpose of exercising the rights which the transferees have pursuant to the provisions of this Agreement. The Partnership shall not otherwise be required to recognize any trust or other beneficial ownership of any interest.
(h)    A permitted transferee shall be entitled to the allocations and distributions attributable to the economic interest in the Partnership transferred to such transferee (and any such payment shall constitute a good and valid discharge of such obligation on the part of the General Partner); provided that such transferee shall not be entitled to the other rights of a Limited Partner as a result of such transfer until he becomes a substituted Limited Partner. No transferee may become a substituted Limited Partner except with the prior written consent of the General Partner (which consent may be given or withheld by the General Partner). Such transferee shall be admitted to the Partnership as a substituted Limited Partner upon execution of a deed of adherence, in a form satisfactory to the General Partner, to this Agreement pursuant to which such transferee undertakes and agrees to become a Limited Partner of the Partnership and to adhere to and be bound by the provisions of this Agreement on admission as a Limited Partner. Notwithstanding the above, the Partnership and the General Partner shall incur no liability for allocations and distributions made in good faith to the transferring Limited Partner until a written instrument of Transfer has been received and accepted by the Partnership and recorded on its books and the effective date of the Transfer has passed.
(i)    Any other provision of this Agreement to the contrary notwithstanding, to the fullest extent permitted by law, any successor or transferee of any Limited Partner’s interest in the Partnership shall be bound by the provisions hereof. Prior to recognizing any Transfer in accordance with this Section 6.3, the General Partner may require the transferee to make certain representations and warranties to the Partnership and Partners and to accept, adopt and approve in writing all of the terms and provisions of this Agreement.
(j)    In the event of a Transfer or in the event of a distribution of assets of the Partnership to any Partner, the Partnership, at the direction of the General Partner, may, but shall not be required to, file an election under Section 754 of the Code and in accordance with the applicable Treasury Regulations, to cause the basis of the Partnership’s assets to be adjusted as provided by Section 734 or 743 of the Code.
(k)    The Partnership shall maintain books for the purpose of registering the Transfer of partnership interests in the Partnership. No Transfer of a partnership interest shall be effective until the Transfer of the partnership interest is registered by the General Partner on the Register of Partners.
Section 6.4    Withdrawal of Partners
A Partner in the Partnership may not withdraw from the Partnership prior to its dissolution. For the avoidance of doubt, any Limited Partner who transfers to a Related Party such Limited Partner’s entire remaining entitlement to allocations and distributions shall remain a Limited Partner, notwithstanding the admission of the transferee Related Party as a Limited Partner, for as long as the transferee Related Party remains a Limited Partner.
Section 6.5    Pledges
(d)    A Limited Partner shall not pledge or grant a security interest in such Limited Partner’s interest in the Partnership unless the prior written consent of the General Partner has been obtained (which consent may be given or withheld by the General Partner).
(e)    Notwithstanding Section 6.5(a), any Limited Partner may grant to a bank or other financial institution a security interest in such part of such Limited Partner’s interest in the Partnership as relates solely to the right to receive distributions of Operating Profit in the ordinary course of obtaining bona fide loan financing to fund his contributions to the capital of any Fund, any applicable Co-Investors (A) Entity, any of the Public Vehicles and/or any other investment fund or vehicle that forms part of the Credit Business. If the interest of the Limited Partner in an open-ended Fund or Co-Investors (A) Entity or any portion thereof in respect of which a Limited Partner has granted a security interest ceases to be owned by such Limited Partner in connection with the exercise by the secured party of remedies resulting from a default by such Limited Partner with respect to such Limited Partner’s interest in such Fund or Co-Investors (A) Entity, such interest of the Limited Partner in the Partnership or portion thereof shall thereupon become a non-voting interest and the holder thereof shall not be entitled to vote on any matter pursuant to this Agreement.
(f)    Any partnership interest in the Partnership may be evidenced by a certificate issued by the Partnership in such form as the General Partner may approve.
(g)    Each certificate representing a partnership interest in the Partnership shall be executed by manual or facsimile signature of the General Partner on behalf of the Partnership.
ARTICLE 7
ALLOCATION OF POINTS; ADJUSTMENTS OF POINTS
AND RETIREMENT OF PARTNERS
Section 7.1    Allocation of Points
(c)    Except as otherwise provided herein, the General Partner shall be responsible for the allocation of Points from time to time to the Limited Partners. The General Partner may allocate Points to a new Limited Partner and/or increase or reduce the Points of any existing Limited Partner at any time; provided that (i) except as expressly set forth in a Limited Partner’s Award Letter, the General Partner may reduce such Limited Partner’s Points only in December 2016 and thereafter in December of each subsequent even-numbered year, (ii) except as expressly set forth in this Agreement, in no event will any Points be allocated to AGM or any of the Founding Partners or their respective Affiliates, and (iii) the allocation or reallocation of Points will be on such terms as are consistent with the treatment of the Points as profits interests for U.S. federal income tax purposes. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, the Points constitute a “single” pool and entitle the holders hereof to share in all of the Operating Profit and Operating Loss of the Partnership, howsoever derived, on the terms and conditions set forth herein. Notwithstanding anything to the contrary herein, there shall be a maximum of 1,000 Points available for issuance.
(d)    Unless otherwise agreed by the General Partner, as a condition to the continued holding by a Limited Partner of any Points, concurrently with the Partnership’s becoming a partner or member of any Fund General Partner after the date hereof:
(v)    with respect to any closed-end Fund, each such Limited Partner shall execute and deliver to the General Partner the following documents, in form and substance reasonably satisfactory to the General Partner: (A) a customary and standard guarantee or guarantees, for the benefit of such Fund’s investors, of such Limited Partner’s Giveback/Clawback Share of the Partnership’s obligation to make Clawback Payments, and/or (B) a customary and standard undertaking to reimburse any Affiliate of AGM for any payment made by it that is attributable to such Limited Partner’s Giveback/Clawback Share of any Clawback Payment;
(vi)    with respect to any Fund, each such Limited Partner shall execute and deliver the Co-Investors (A) Partnership Agreement of the applicable Co-Investors (A) Entity and each Co-Investors (A) Entity shall have accepted the capital commitment or investments, as the case may be, from such Limited Partner (or his Related Party, as applicable) in an amount equal to such Limited Partner’s Required Commitment for such Fund (or, in the case of an open-end Fund, in an amount at least equal to the installment of such Limited Partner’s then Required Commitment for such Fund that is due and payable); and
(vii)    with respect to any open-end or publicly traded Fund that does not have a corresponding Co-Investors (A) Entity, such Limited Partner shall complete, execute and deliver the applicable subscription agreement for such Fund and tender an amount at least equal to the installment of such Limited Partner’s then Required Commitment for such Fund that is due and payable), and such Fund’s Fund General Partner shall have accepted such subscription from such Limited Partner (or his Related Party, as applicable).
(e)    Any change to a Limited Partner’s Points pursuant to this Agreement or such Limited Partner’s Award Letter shall apply on a prospective basis only, from and after the effective date of such change; it being understood that such Limited Partner shall not be required to refund to the Partnership any distributions received by such Limited Partner in respect of his Points prior to such change, solely as a result of any such change.
(f)    The General Partner shall maintain on the books and records of the Partnership a record of the number of Points allocated to each Partner and shall give notice to each Limited Partner of the number of such Limited Partner’s Points upon admission to the Partnership of such Limited Partner and promptly upon any change in such Limited Partner’s Points pursuant to this Article 7 and such notice shall include the calculations used by the General Partner to determine the amount of any such reduction.
(g)    Subject to the limitations imposed under Section 7.1(a)(ii) and (iii) regarding the allocation of Points, any Points that are forfeited under this Agreement or a Limited Partner’s Award Letter may be reallocated by the General Partner, in its sole discretion, following consultation with AGM Credit Senior Management, to any Person or Persons. Until any such reallocation by the General Partner, forfeited Points shall be deemed reallocated to James Zelter (or his successor as head of the Credit Business), except that, unless otherwise determined by the General Partner (including as regards any distribution to pay taxes incurred by Mr. Zelter, net of any tax benefit conferred upon him, in respect of the reallocation of such forfeited Points to Mr. Zelter), Mr. Zelter shall not be entitled to any allocations or distributions on such forfeited Points and shall instead hold them for the benefit and on behalf of the Person or Persons to whom they are reallocated, which reallocation(s), unless otherwise determined by the General Partner, shall occur not later than the fourth quarter of the Fiscal Year in which the Points were forfeited.
(h)    If the Partnership is granted additional points at the Fund General Partner-level in connection with causing dilution in the sharing of Carried Interest Revenues to be borne by APH and by the then existing Limited Partners of the Partnership, then the economic benefit attaching to such additional points shall inure to the benefit of the Limited Partners. If thereafter any Points are forfeited, then the points at the Fund General Partner-level that are held by the Partnership and APH will be adjusted so as to restore them to the number thereof prior to the adjustment described in the preceding sentence, and only after such restoration is complete, shall the Partnership have the right to reallocate such remaining forfeited Points. The determinations of the General Partner to implement the foregoing shall be final and binding on the Partnership and the Limited Partners.
Section 7.2    Retirement of Partner
(l)    A Limited Partner shall become a Retired Partner upon:
(i)    delivery to such Limited Partner of a notice by the General Partner terminating such Limited Partner’s employment by AGM or an Affiliate thereof, unless otherwise determined by the General Partner;
(ii)    delivery by such Limited Partner of at least 90 days’ prior written notice to the General Partner, AGM or an Affiliate thereof stating that such Limited Partner elects to resign from or otherwise terminate his or her employment by or service to AGM or an Affiliate thereof; or
(iii)    the death of the Limited Partner, whereupon the estate of the deceased Limited Partner shall be treated as a Retired Partner in the place of the deceased Limited Partner, or the Disability of the Limited Partner.
(m)    Nothing in this Agreement shall obligate the General Partner to treat Retired Partners alike, and the exercise of any power or discretion by the General Partner in the case of any one such Retired Partner shall not create any obligation on the part of the General Partner to take any similar action in the case of any other such Retired Partner; it being understood that any power or discretion conferred upon the General Partner shall be treated as having been so conferred as to each such Retired Partner separately.
Section 7.3    Effect of Retirement on Points
(g)    The consequences of a Limited Partner’s retirement on his Points shall be set forth in such Limited Partner’s Award Letter.
(h)    Except as otherwise set forth in a Limited Partner’s Award Letter, upon a Limited Partner’s becoming a Retired Partner, as of his Retirement Date, he shall automatically cease to be a Limited Partner and shall be entitled to a payment in an amount equal to the balance of his Capital Account as of his Retirement Date (other than the portion of such Capital Account as is attributable to a Book-Tax Difference as of such date), as adjusted for any Operating Loss allocable to such Retired Partner pursuant to Section 3.4 (his “Retirement Withdrawal Proceeds”); provided that any such Book-Tax Difference that was recognized by such Retired Partner as taxable income or gain prior to his Retirement Date shall be included in his Retirement Withdrawal Proceeds. Such Retirement Withdrawal Proceeds will generally be paid at the same time as such amounts would otherwise have been distributed to such Retired Partner under Section 4.1 had such Retired Partner remained a Limited Partner; provided that the General Partner may (i) delay such payment if such delay is reasonably necessary to prevent such withdrawal from having a material adverse impact on the Partnership, any Fund or the remaining Partners, and (ii) hold back from any payments such reserves as the General Partner determines to be necessary or appropriate, including as provided in Section 3.8 and Section 7.3(c). Amounts paid to a Retired Partner will not be adjusted as a result of audit adjustments made after the final payment date relating to the Retirement Withdrawal Proceeds and will not earn interest for the period from such Retired Partner’s Retirement Date through the settlement date. The General Partner may deduct from any Retirement Withdrawal Proceeds due to any Retired Partner an amount representing the actual or estimated expenses of the Partnership associated with processing such withdrawal and any other amounts owed by the Retired Partner to the General Partner or its Affiliates whether under this Agreement or otherwise.
(i)    The right of any Retired Partner to receive distributions pursuant to Section 7.3(b) shall be subject to the provision by the General Partner for all liabilities of the Partnership and for reserves for contingencies as provided in Section 3.8.
ARTICLE 8
DISSOLUTION AND LIQUIDATION
Section 8.1    Dissolution and Liquidation of Partnership
(n)    The General Partner, except where, the General Partner is unable to perform this function, a liquidator elected by a majority in interest (determined by Points) of Limited Partners, shall commence the winding-up of the Partnership pursuant to the Partnership Law upon the occurrence of any Winding-Up Event. The General Partner or appointed liquidator shall terminate the business and administrative affairs of the Partnership and commence the liquidation of the Partnership’s assets.
(o)    Operating Profit and Operating Loss during the Fiscal Years that include the period of liquidation shall be allocated pursuant to Section 3.4. The proceeds from liquidation shall be distributed in the following manner:
(i)    first, the debts, liabilities and obligations of the Partnership, including the expenses of liquidation (including legal and accounting expenses incurred in connection therewith), up to and including the date that distribution of the Partnership’s assets to the Partners has been completed, shall be satisfied (whether by payment or by making reasonable provision for payment thereof); and
(ii)    thereafter, the Partners shall be paid amounts in accordance with Article 4.
(p)    Anything in this Section 8.1 to the contrary notwithstanding, the General Partner or liquidator may distribute ratably in kind rather than in cash, upon the winding-up of the Partnership, any assets of the Partnership in accordance with the priorities set forth in Section 8.1(b); provided that if any in kind distribution is to be made, the assets distributed in kind shall be valued as of the actual date of their distribution and charged as so valued and distributed against amounts to be paid under Section 8.1(b).
(q)    Upon completion of the winding-up of the Partnership in accordance with the terms hereof, the Partnership shall be dissolved by the filing of a notice of dissolution in accordance with the provisions of the Partnership Law.
ARTICLE 9
GENERAL PROVISIONS
Section 9.1    Consistent Economic Treatment
Except as otherwise specifically provided herein or in any Limited Partner’s Award Letter, the General Partner shall not treat any Limited Partner in a manner that is adverse in comparison with the treatment of APH or its Affiliates in respect of their direct interests in the applicable Fund General Partners with respect to allocations of Operating Profit, distributions (including liquidating distributions) of Operating Profit (including form, timing and amount of such distributions), Point dilution and funding of Giveback/Clawback Shares (and the corresponding concepts in the applicable Fund GP Agreements). For the avoidance of doubt, the foregoing is not intended to limit the General Partner’s authority (i) relating to forfeiture of Points due to retirement or Bad Acts in accordance with the terms and conditions set forth herein, (ii) to enter into any Award Letter or Other Agreement with a Team Member in connection with an award of Points to such Team Member providing for special allocations of income or a reapportionment of distributions attributable to such Points for the purpose of eliminating or reducing a current recognition of taxable income by such Team Member as a result of such Point award, or (iii) to implement any of the special allocation or special distribution provisions of this Agreement.
Section 9.2    Amendment of Partnership Agreement and Co-Investors (A) Partnership Agreements
(h)    The General Partner may amend this Agreement at any time, in whole or in part, without the consent of any Limited Partner by giving notice of such amendment to any Limited Partner whose rights or obligations as a Limited Partner pursuant to this Agreement are changed thereby; provided that: (i) any amendment that would disproportionately effect a material adverse change in the contractual rights or obligations of a Limited Partner vis-à-vis all other Limited Partners (such rights or obligations determined without regard to the amendment power reserved herein) may only be made if the written consent of such Limited Partner is obtained prior to the effectiveness thereof; and (ii) any amendment that (x) increases a Limited Partner’s obligation to contribute to the capital of the Partnership, or (y) increases such Limited Partner’s Giveback/Clawback Share shall not be effective with respect to such Limited Partner, unless such Limited Partner consents thereto in advance in writing. Notwithstanding the foregoing, the General Partner may amend this Agreement at any time, in whole or in part, without the consent of any Limited Partner to enable the Partnership to (i) comply with the requirements of the “Safe Harbor” Election within the meaning of the Proposed Revenue Procedure of Notice 2005-43, 2005-24 IRB 1, Proposed Treasury Regulation Section 1.83-3(e)(1) or Proposed Treasury Regulation Section 1.704-1(b)(4)(xii) at such time as such proposed Procedure and Regulations are effective and to make any such other related changes as may be required by pronouncements or Treasury Regulations issued by the Internal Revenue Service or Treasury Department after the date of this Agreement and (ii) comply with applicable law; provided that any amendment pursuant to clause (i) that would cause a Limited Partner’s rights to allocations and distributions to suffer a material adverse change only may be made if the written consent of such Limited Partner is obtained prior to the effectiveness thereof. An adjustment of Points shall not be considered an amendment to the extent effected in compliance with the provisions of Section 7.1 or Section 7.3 as in effect on the date hereof or as hereafter amended in compliance with the requirements of this Section 9.2(a).
(i)    Notwithstanding the provisions of this Agreement, including Section 9.2(a), it is hereby acknowledged and agreed that the General Partner on its own behalf or on behalf of the Partnership without the approval of any Limited Partner or any other Person may enter into one or more side letters or similar agreements (“Other Agreements”) with one or more Limited Partners which have the effect of establishing rights under, or altering or supplementing the terms of this Agreement. The parties hereto agree that any terms contained in an Other Agreement with one or more Limited Partners shall govern with respect to such Limited Partner or Limited Partners notwithstanding the provisions of this Agreement. Any Other Agreements shall be binding upon the Partnership or the General Partner, as applicable, and the signatories thereto as if the terms were contained in this Agreement, but no such Other Agreement between the General Partner and any Limited Partner or Limited Partners and the Partnership shall adversely amend the contractual rights or obligations of any other Limited Partner without such other Limited Partner’s prior consent.
(j)    The provisions of this Agreement that affect the terms of any Co-Investors (A) Partnership Agreement applicable to Limited Partners constitute a “side letter or similar agreement” between each Limited Partner and the general partner of the applicable Co-Investors (A) Entity, which has executed this Agreement exclusively for purposes of confirming the foregoing.
(k)    Notwithstanding any term of this Agreement, the consent of or notice to any Person who is not a party to this Agreement shall not be required for any termination, rescission or agreement to any variation, waiver, assignment, novation, release or settlement under this Agreement at any time.
Section 9.3    Special Power-of-Attorney
(f)    Each Partner hereby irrevocably makes, constitutes and appoints the General Partner with full power of substitution, the true and lawful representative and attorney-in-fact, and in the name, place and stead of such Partner, with the power from time to time to make, execute, sign, acknowledge, swear to, verify, deliver, record, file and/or publish:
(i)    any amendment to this Agreement which complies with the provisions of this Agreement (including the provisions of Section 9.2);
(ii)    all such other instruments, documents and certificates which, in the opinion of legal counsel to the Partnership, may from time to time be required by the laws of the Cayman Islands, the United States of America, or any other jurisdiction, or any political subdivision or agency thereof, or which such legal counsel may deem necessary or appropriate to effectuate, implement and continue the valid and subsisting existence and business of the Partnership as an exempted limited partnership or partnership in which the limited partners thereof enjoy limited liability;
(iii)    any written notice or letter of resignation from any board seat or office of any Person (other than a company that has a class of equity securities registered under the United States Securities Exchange Act of 1934, as amended, or that is registered under the United States Investment Company Act of 1940, as amended), which board seat or office was occupied or held at the request of the Partnership or any of its Affiliates; and
(iv)    all such proxies, consents, assignments and other documents as the General Partner determines to be necessary or advisable in connection with any merger or other reorganization, restructuring or other similar transaction entered into in accordance with this Agreement (including the provisions of Section 9.6(c)).
(g)    Each Limited Partner is aware that the terms of this Agreement permit certain amendments to this Agreement to be effected and certain other actions to be taken or omitted by or with respect to the Partnership without his consent. If an amendment to this Agreement or any action by or with respect to the Partnership is taken by the General Partner in the manner contemplated by this Agreement, each Limited Partner agrees that, notwithstanding any objection which such Limited Partner may assert with respect to such action, the General Partner is authorized and empowered, with full power of substitution, to exercise the authority granted above in any manner which may be necessary or appropriate to permit such amendment to be made or action lawfully taken or omitted. Each Partner is fully aware that each other Partner will rely on the effectiveness of this special power-of-attorney with a view to the orderly administration of the affairs of the Partnership. This power-of-attorney is intended to secure an interest in property and, in addition, the obligations of each Limited Partner under this Agreement, and as such:
(i)    shall be irrevocable and continue in full force and effect notwithstanding the subsequent death or incapacity of any party granting this power-of-attorney, regardless of whether the Partnership or the General Partner shall have had notice thereof; and
(ii)    shall survive any Transfer by a Limited Partner of the whole or any portion of its interest in the Partnership, except that, where the transferee thereof has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, this power- of-attorney given by the transferor shall survive such Transfer for the sole purpose of enabling the General Partner to execute, acknowledge and file any instrument necessary to effect such substitution.
Section 9.4    Notices
Any notice required or permitted to be given under this Agreement shall be in writing. A notice to the General Partner shall be directed to the attention of Leon D. Black with a copy to the general counsel of the Partnership. A notice to a Limited Partner shall be directed to such Limited Partner’s last known residence as set forth in the books and records of the Partnership or its Affiliates (a Limited Partner’s “Home Address”). A notice shall be considered given when delivered to the addressee either by hand at his Partnership office or electronically to the primary e-mail account supplied by the Partnership for Partnership business communications, except that a notice to a Retired Partner or a notice demanding cure of a Bad Act shall be considered given only when delivered by hand or by a recognized overnight courier or delivered by mailing through the United States Postal System by regular mail to such Retired Partner’s Home Address.
Section 9.5    Agreement Binding Upon Successors and Assigns
This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors by operation of law, but the rights and obligations of the Partners hereunder shall not be assignable, transferable or delegable except as expressly provided herein, and any attempted assignment, transfer or delegation thereof that is not made in accordance with such express provisions shall be void and unenforceable.
Section 9.6    Merger, Consolidation, etc.
(a)    Subject to Section 9.6(b) and Section 9.6(c), the Partnership may merge or consolidate with or into one or more limited partnerships formed under any applicable law or other business entities under any applicable law pursuant to an agreement of merger or consolidation which has been approved by the General Partner.
(b)    Subject to Section 9.6(c), but notwithstanding any other provision to the contrary contained elsewhere in this Agreement, an agreement of merger or consolidation approved in accordance with Section 9.6(a) may, to the extent permitted by Section 9.6(a), (i) effect any amendment to this Agreement, (ii) effect the adoption of a new partnership agreement for the Partnership if it is the surviving or resulting limited partnership in the merger or consolidation, or (iii) provide that the partnership agreement of any other constituent limited partnership to the merger or consolidation (including a limited partnership formed for the purpose of consummating the merger or consolidation) shall be the partnership agreement of the surviving or resulting limited partnership.
(c)    The General Partner shall have the power and authority to approve and implement any merger, consolidation or other reorganization, restructuring or similar transaction without the consent of any Limited Partner, other than any Limited Partner with respect to which the General Partner has determined that such transaction will, or will reasonably be likely to, result in any material adverse change in the financial and other material rights of such Limited Partner conferred by this Agreement and any Other Agreement entered into pursuant to Section 9.2(b) or the imposition of any material new financial or other obligation on such Limited Partner. Subject to the foregoing, the General Partner may require one or more of the Limited Partners to sell, exchange, transfer or otherwise dispose of their interests in the Partnership in connection with any such transaction, and each Limited Partner shall take such action as may be directed by the General Partner to effect any such transaction.
Section 9.7    Governing Law; Dispute Resolution
(a)    This Agreement, and the rights and obligations of each and all of the Partners hereunder, shall be governed by and construed in accordance with the laws of the Cayman Islands.
(b)    Subject to Section 9.7(c), any dispute, controversy, suit, action or proceeding arising out of or relating to this Agreement, other than injunctive relief, will be settled exclusively by arbitration, conducted before a single arbitrator in New York County, New York (applying Cayman Islands law) in accordance with, and pursuant to, the applicable rules of JAMS (“JAMS”). The arbitration shall be conducted on a strictly confidential basis, and none of the parties shall disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action, to any third party, except as required by law, with the sole exception of their legal counsel and parties engaged by that counsel to assist in the arbitration process, who also shall be bound by these confidentiality terms. The decision of the arbitrator will be final and binding upon the parties hereto. Any arbitral award may be entered as a judgment or order in any court of competent jurisdiction. Any party hereto may commence litigation in court to obtain injunctive relief in aid of arbitration, to compel arbitration, or to confirm or vacate an award, to the extent authorized by the U.S. Federal Arbitration Act or the New York Arbitration Act. The party that is determined by the arbitrator not to be the prevailing party will pay all of the JAMS’s administrative fees and the arbitrator’s fee and expenses. If neither party is so determined, such fees shall be shared. Each party shall be responsible for such party’s own attorneys’ fees. IF THIS AGREEMENT TO ARBITRATE IS HELD INVALID OR UNENFORCEABLE THEN, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTNER AND THE PARTNERSHIP WAIVE AND COVENANT THAT THE PARTNER AND THE PARTNERSHIP WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREE THAT THE PARTNERSHIP OR ANY OF ITS AFFILIATES OR ANY PARTNER MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTNERSHIP AND ITS AFFILIATES, ON THE ONE HAND, AND THE PARTNER, ON THE OTHER HAND, IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN SUCH PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THAT ANY PROCEEDING PROPERLY HEARD BY A COURT UNDER THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
(c)    Nothing in this Section 9.7 will prevent the General Partner or a Limited Partner from applying to a court for preliminary or interim relief or permanent injunction in a judicial proceeding (e.g., injunction or restraining order), in addition to and not in lieu of any other remedy to which it may be entitled at law or in equity, if such relief from a court is necessary to preserve the status quo pending resolution or to prevent serious and irreparable injury in connection with any breach or anticipated breach of covenants applicable pursuant to a Limited Partner’s Award Letter; provided, however, that all parties explicitly waive all rights to seek preliminary, interim, injunctive or other relief in a judicial proceeding and all parties submit to the exclusive jurisdiction of the forum described in Section 9.7(b) hereto for any dispute or claim concerning continuing entitlement to distributions or other payments, even if such dispute or claim involves or relates to any restrictive covenants set forth in a Limited Partner’s Award Letter. For the purposes of this Section 9.7(c), each party hereto consents to the exclusive jurisdiction and venue of the courts of the state and federal courts within the County of New York in the State of New York.
Section 9.8    Termination of Right of Action
Every right of action arising out of or in connection with this Agreement by or on behalf of any past, present or future Partner or the Partnership against any past, present or future Partner shall, to the fullest extent permitted by applicable law, irrespective of the place where the action may be brought and irrespective of the residence of any such Partner, cease and be barred by the expiration of three years from the date of the act or omission in respect of which such right of action arises.
Section 9.9    Not for Benefit of Creditors
The provisions of this Agreement are intended only for the regulation of relations among Partners and between Partners and former or prospective Partners and the Partnership. Except with respect to the rights of Covered Persons hereunder, each of whom shall be an intended beneficiary and shall be entitled to enforce the provisions of Section 5.7, this Agreement is not intended for the benefit of any Person who is not a Partner, and no rights are intended to be granted to any other Person who is not a Partner under this Agreement.

Section 9.10    Reports
As soon as practicable after the end of each taxable year, the General Partner shall furnish to each Limited Partner (a) such information as may be required to enable each Limited Partner to properly report for United States federal and state income tax purposes his distributive share of each Partnership item of income, gain, loss, deduction or credit for such year, and (b) a statement of the total amount of Operating Profit or Operating Loss for such year, including a copy of the United States Internal Revenue Service Schedule “K-1” issued by the Partnership to such Limited Partner, and a reconciliation of any difference between (i) such Operating Profit or Operating Loss and (ii) the aggregate net profits or net losses allocated by the Fund General Partners to the Partnership for such year.
Section 9.11    Filings
The Partners hereby agree to take any measures necessary (or, if applicable, refrain from any action) to ensure that the Partnership is treated as a partnership for U.S. federal, state and local income tax purposes.
Section 9.12    Counterparts
This Agreement may be executed in one or more counterparts, including by facsimile or other electronic signature. All such counterparts so executed shall constitute an original agreement binding on all the parties, but together shall constitute but one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as a deed, on the date first set forth above.

GENERAL PARTNER:

APOLLO CIP GENPAR, LTD.

By:    /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President
In the presence of:

/s/ Adam Augusiak-Boro____________
Name of Witness: Adam Augusiak-Boro

INITIAL LIMITED PARTNER:

(solely for the purpose of Section 2.9)

__/s/ Joseph D. Glatt___________
Joseph D. Glatt
In the presence of:

/s/ Adam Augusiak-Boro
Name of Witness: Adam Augusiak-Boro

Apollo CIP Partner Pool, L.P.
Amended and Restated Limited Partnership
Agreement Signature Page

For the purposes of Section 9.2(c) only:

APOLLO CO-INVESTORS MANAGER, LLC

By:    /s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President
In the presence of:

/s/ Adam Augusiak-Boro
Name of Witness: Adam Augusiak-Boro

Apollo CIP Partner Pool, L.P.
Amended and Restated Limited Partnership
Agreement Signature Page